Exhibit (p)

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

CERTIFICATE OF INITIAL SHAREHOLDER

AllianceBernstein L.P., the holder of shares of beneficial interest indicated below of AllianceBernstein Multi-Manager Alternative Fund, a Delaware business trust (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

ALLIANCEBERNSTEIN L.P.

By:	/S/ Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Assistant Secretary
Date:	June 5, 2012

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
AllianceBernstein L.P.	AllianceBernstein Multi-Manager Alternative Fund	10,000	$100,000